Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 1 The hypothetical returns set forth above are for illustrative purposes only and may not be the actual total returns applicabl e t o a purchaser of the securities. You should read this document together with the accompanying preliminary terms describing the offering, including the overvie w o f the underlying index and its historical performance, before you decide to invest. Contingent Buffer Equity Notes Linked to the JPX - Nikkei Index 400 due October 26, 2016 Principal at Risk Securities The securities are designed for investors who seek to participate in the appreciation of the JPX - Nikkei Index 400, and who antic ipate that the Final Index Value will not be less than the Initial Index Value by more than 15%. Investors should be willing to forgo inter est and dividend payments and, if a Knock - Out Event occurs, meaning that the Final Index Value is less than the Initial Index Value by more than 15%, be willing to lose a significant portion or all of their principal based on the performance of the Underlying Index over the ter m o f the securities. If the Final Index Value is not less than the Initial Index Value by more than 15%, investors will receive the greater of (a) th e U nderlying Index Return and (b) the Contingent Minimum Return of 0% at maturity, subject to the Maximum Payment at Maturity. Unsecured obligations of Morgan Stanley maturing October 26, 2016 . The securities are expected to price on October 9, 2015 and are expected to settle on October 15, 2015 . All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose so me or all of your investment. These securities are not secured obligations and you will not have any security interest in, or othe rwi se have any access to, any underlying reference asset or assets. Fees and Commissions: J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agen ts will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive fr om sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliate s t hat will not exceed $10 per $1,000 principal amount of securities. Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333 - 200365 October 6, 2015 KEY TERMS Issuer Morgan Stanley Underlying Index JPX - Nikkei Index 400 Contingent Minimum Return 0% Payment at Maturity If a Knock - Out Event has NOT occurred , you will receive a cash payment at maturity per security equal to $1,000 plus a return equal to $1,000 times the greater of (i) the Contingent Minimum Return and (ii) the Underlying Index return, subject to the Maximum Payment at Maturity. If a Knock - Out Event HAS occurred , you will receive a cash payment at maturity that will reflect the percentage depreciation in the Final Index Value from the Initial Index Value on a 1 to 1 basis. Under these circumstances, your payment at maturity per $1,000 principal amount security will be calculated as follows: $1,000 + ($1,000 x Underlying Index Return) Maximum Payment at Maturity $1,180.00 per security (118.00% of the stated principal amount) Knock - Out Event A Knock - Out Event occurs if the Final Index Value is less than the Initial Index Value by an amount greater than the Knock - Out Buffer Amount. Therefore, a Knock - Out Event will occur if the Final Index Value is less than the Knock - Out Level. Underlying Index Return (Final Index Value – Initial Index Value) / Initial Index Value Initial Index Value Knock - Out Buffer Amount Knock - Out Level The Index Closing Value on the Pricing Date 15% 85% of the Initial Index Value Final Index Value The arithmetic average of the Currency Adjusted Closing Values on each of the five Valuation Dates Averaging Dates October 17, 2016, October 18, 2016, October 19, 2016, October 20, 2016, and October 21, 2016 Listing The securities will not be listed on any securities exchange. Estimated value on the Pricing Date Approximately $970.30 per security, or within $10.00 of that estimate. See “Additional Terms Specific To The Securities” in the accompanying preliminary terms. CUSIP / ISIN 61761JN54 / US61761JN544 KEY RISKS / CONSIDERATIONS • The securities do not guarantee any return of principal and do not pay any interest. You may lose some or all of your investment. • Any payments on the securities are subject to issuer credit risk. • The investor does not own the underlying Index and does not receive dividends or have any other rights that holders of the securities comprising the underlying index would have. • Your maximum gain on the securities is limited by the maximum payment at maturity, regardless of any further appreciation of the underlying index, which may be significant. • If the underlying index declines by more than the knock - out buffer amount, you will lose 1% for every 1% decline of the underlying index. • There may be no secondary market. Securities should be considered a hold until maturity product. • Additional risk factors can be found in the accompanying preliminary terms and the following pages of this document. Payoff Diagram for the Securities -40% $400 $1,400 $800 0% $600 $200 -100% $1,800 $0 The Underlying Index The Securities 60% 20% 80% P a y m e n t a t M a t u r i t y o n t h e S e c u r i t i e s Underlying Index Return $1,600 $1,200 $1,000 40% -20% -60%-80% $1,180 Maximum Payment at Maturity 18% 100% $2,000 $2,200 $2,400 $2,600 $1,000 Payment at Contingent Minimum Return of 0% $850 -15% Final Index Value Underlying Index Return Payment on the Securities Return on Securities 20,800 60.0% $1,180 18.0% 19,500 50.0% $1,180 18.0% 18,200 40.0% $1,180 18.0% 16,900 30.0% $1,180 18.0% 15,600 20.0% $1,180 18.0% 15,340 18.0% $1,180 18.0% 14,950 15.0% $1,150 15.0% 14,300 10.0% $1,100 10.0% 13,650 5.0% $1,050 5.0% 13,000 0% $1,000 0% 12,350 -5.0% $1,000 0% 11,700 -10.0% $1,000 0% 11,050 -15.0% $1,000 0% 10,985 -15.5% $845 -15.5% 10,400 -20.0% $800 -20.0% 9,100 -30.0% $700 -30.0% 7,800 -40.0% $600 -40.0% 5,200 -60.0% $400 -60.0% 2,600 -80.0% $200 -80.0% 0 -100.0% $0 -100.0%

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 2 Contingent Buffer Equity Notes Linked to the JPX - Nikkei Index 400 due October 26, 2016 Principal at Risk Securities Risk Factors YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The terms of the securities differ from those of ordinary debt securities in that we do not guarantee to pay you any of the p ri ncipal amount of the securities at maturity and do not pay you interest on the securities. The return on the securities at maturity is linked to the performance of the Underly ing Index. If the Final Index Value is less than the Initial Index Value by an amount greater than the Knock - Out Buffer Amount of 15%, a Knock - Out Event occurs, and you will be fully exposed to any depreciation in the Index Closing Value from the Initial Ind ex Value to the Final Index Value. If a Knock - Out Event has occurred, the payment at maturity on each security will be significantly less than the stated principal amount of the securities and consequently, the entire principal amount of you r i nvestment is at risk. THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. YOUR APPRECIATION POTENTIAL IS LIMITED – The appreciation potential of the securities will be limited by the Maximum Payment at Maturity. The payment at maturity wil l never exceed the Maximum Payment at Maturity even if the Final Index Value is substantially greater than the Initial Index Value. NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Underlying Index would have. THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore you are sub j ect to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market valu e o f the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness. An y actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for tak ing Morgan Stanley credit risk is likely to adversely affect the market value of the securities. INVESTING IN THE SECURITIES EXPOSES INVESTORS TO RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF FOREI GN EQUITY SECURITIES – As the securities are linked to the JPX - Nikkei Index 400, the securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreig n e quity securities, such as Japanese equity securities, involve risks associated with the securities markets in those countries , including risks of volatility in those markets, governmental intervention in those markets and cross - shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign co mpanies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets, such as Japan, may be affected b y p olitical, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and ma y be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries, such as Japan, may differ favorably or unfavora bly from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self - sufficiency and balance of payment positions. THE SPONSORS OF THE UNDERLYING INDEX MAY ADJUST THE UNDERLYING INDEX IN WAYS THAT AFFECT THE LEVEL OF THE UNDERLYING INDEX, A ND HAVE NO OBLIGATION TO CONSIDER YOUR INTERESTS — Japan Exchange Group, Inc., Tokyo Stock Exchange, Inc. (“TSE”) and Nikkei Inc. (the “Index Sponsors”) are responsible for calculati ng and maintaining the Underyling Index. The Index Sponsors can add, delete or substitute the component stocks of the Underlying Index or make other methodological changes that could change the level of the Underlying Index. You should realiz e t hat the changing of the component stocks of the Underlying Index may affect the Underlying Index, as a newly added stock may perform significantly better or worse than the stock it replaces. Additionally, the Index Sponsors may alter, disc ont inue or suspend calculation or dissemination of the the Underlying Index. Any of these actions could adversely affect the value of, and your return on, the securities. The Index Sponsors have no obligation to consider your interests in calculatin g o r revising the the Underlying Index. MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the value of the Underlying Index on any day (especially in relation to the Knock - Out Level), the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including: • the actual or expected volatility of the Underlying Index; • the time to maturity of the securities; • the dividend rates on the common stocks underlying the Underlying Index; • interest and yield rates in the market generally; • geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and • our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. F or example, you may have to sell your securities at a substantial discount from the stated principal amount if a Knock - Out Event is likely to imminently occur in light of the then - current value of the Underlying Index. The JPX - Nikkei Index 400 was created on January 6, 2014 and therefore has limited historical performance. You cannot predict the fut ur e performance of the Underlying Index based on its historical performance. We cannot guarantee that a Knock - Out Event will not occur so that you will not suffer a loss on your initial investment in the securities. You can review the hi storical values of the Underlying Index in “Historical Information” in the accompanying preliminary terms.

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 3 Contingent Buffer Equity Notes Linked to the JPX - Nikkei Index 400 due October 26, 2016 Principal at Risk Securities Risk Factors THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IM PLI ED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AN D HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN TH E ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & C o ., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because seconda ry market prices will exclude the issuing, selling, structuring and hedging - related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary mark et credit spreads and the bid - offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors . The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lo wer rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted up on issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the U nde rlying Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account stat eme nts. THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM T HOS E OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain a ssumptions about future events, which may prove to be incorrect. As a result, because there is no market - standard way to value these types of securities, our m odels may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pr ici ng Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securiti es at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “Many economic and mar ket factors will impact the value of the securities” above. LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the s ecurities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spr eads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if the re is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker - dealers may not participate significantly in the secondary market for the securities, the price at w hich you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there w oul d be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity . POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculat ion agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlying Index an d t he value of the securities. In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date . HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – One or more of our subsidiaries and/or third - party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Underlying Index or its compon ent stocks), including trading in the stocks that constitute the Underlying Index as well as in other instruments related to the Underlying Index. As a result, these entities may be unwinding or adjusting hedge positions durin g t he term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Dates approach. Some of our subsidiaries also trade the stocks that consti tut e the Underlying Index and other financial instruments related to the Underlying Index on a regular basis as part of their general broker - dealer and other businesses. Any of these hedging or trading activities on or pri or to the Pricing Date could potentially increase the Initial Index Value, and, therefore, could increase the value at or above which the Underlying Index must close on the Valuation Dates so that investors do not suffer a lo ss on their initial investment in the in the securities . THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated. You can review a graph setting forth the historical performance of the Underlying Index in the preliminary terms describing t he terms of the securities. You cannot predict the future performance of the Underlying Index based on its historical performance. We cannot guarantee th at the Final Index Value will be greater than the Knock - Out Level so that you will receive a payment at maturity in excess of $1,000, or that you will not lose some or all of your investment. UNITED STATES FEDERAL TAX CONSEQUENCES — Please read the discussion of U.S. federal tax consequences, and any related risk factors, in the preliminary terms describin g t he terms of the securities.

Only Source / Footnotes below this line Guide @ 2.68 Guide @ 1.64 Guide @ 1.95 Subtitle Guide @ 2.64 Guide @ 2.80 Only Source / Footnotes below this line Guide @ 0.22 Guide @ 4.69 4 Contingent Buffer Equity Notes Linked to the JPX - Nikkei Index 400 due October 26, 2016 Principal at Risk Securities Important Information The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communicat ion relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. Morgan Stanley expects to enter into a non - exclusive license agreement with Japan Exchange Group, Inc., Tokyo Stock Exchange, In c. and Nikkei Inc. (the “Index Sponsors”) providing for the license to use, in exchange for a fee, the Underlying Index, the proprietary data therein contained and the trademarks “Nikkei Inc.,” “Nikkei” and the “JPX - Nikk ei Index 400” in connection with certain securities, including the securities. The securities are not sponsored, endorsed, sold or promoted by the Index Sponsors, and the Index Sponsors make no representation regarding the advisability of investing in the securities. Morgan Stanley is not affiliated with the Index Sponsors and the only relationship between the Index Sponsors and Morgan Stanley is the licensing of the use of the Underlying Index a nd trademarks related to the Underlying Index. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other government al agency, nor are they obligations of, or guaranteed by, a bank. The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, he rei nafter “Morgan Stanley”), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research Departments. This communication is a marketing communication and is not a research report, though it may refe r t o a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the vi ews of the author’s and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixed Income Research Departments or others in the Firm. Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do no t constitute, advice, including within the meaning of Section 975 of the Dodd - Frank Wall Street Reform and Consumer Protection Act. This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under app licable law) from Morgan Stanley with respect to an employee benefit plan or to any person acting as a Fiduciary for an employee benefit plan, or as a primary basis for any particular plan investment decision. These mat erials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect to their accuracy or completeness, and they may change without notice . M organ Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statemen ts or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or s hor t) in and effect transactions in securities of companies or trading strategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may en ter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such mod ifi cation or liquidation. Morgan Stanley acts as “prime broker” and lender for a number of hedge funds. As a result, Morgan Stanley may indirectly benefit from increases in investments in hedge funds. Unless stated otherwi se, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investment s a re subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and fin anc ial position. Where an investment is denominated in a currency other than the investor’s currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investme nt. The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assu mpt ions may have been made in this analysis which have resulted in any returns detailed herein. Transaction costs (such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a ma terial impact on any returns detailed. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may n ot be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and a cce ptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contai ned in this communication.